Exhibit 99.1

Investor Contact:	Michael R. Kourey, CFO
Polycom, Inc.
925-924-5742
mkourey@polycom.com

Press Contact:	Caroline Japic
Polycom, Inc.
408-474-2265
caroline.japic@polycom.com

POLYCOM NAMES ANDREW MILLER PRESIDENT AND CEO

PLEASANTON, Calif. – May 10, 2010 – Polycom, Inc. (Nasdaq: PLCM), the global leader in telepresence, video and voice communications solutions, today announced its Board of Directors has named Andrew Miller president and chief executive officer, effective today.

Mr. Miller succeeds Robert Hagerty, who will step down as CEO, president, and chairman and is resigning from the Board. To facilitate a smooth transition, Mr. Hagerty will serve as an advisor to Mr. Miller and the Board. Concurrent with the CEO succession, David DeWalt, currently Polycom’s lead independent director, will assume the role of chairman of the Board of Directors. The Board plans to appoint Mr. Miller to the Board of Directors shortly following this year’s Annual Stockholders Meeting.

Mr. Miller, who joined Polycom in 2009 as executive vice president of Global Field Operations, has been successfully leading the Company’s strategic initiatives to transform Polycom’s go-to-market, build core strategic and service provider alliances, and launch the Polycom Open Collaboration Network.

“Andy Miller has been transformative in leading Polycom’s shift to a more customer-centric execution model, which has already resulted in significant growth for the Company,” said David DeWalt, Polycom chairman of the Board of Directors. “Andy’s industry track record, proven leadership, and customer skills make him the ideal CEO to take Polycom to the next level. I also want to thank Bob Hagerty for growing Polycom from $37M to $1.1B over his 13 year tenure and for recruiting Andy to the Company, enabling this seamless succession.”

“As the leading independent company in the fast-growing unified collaboration space, I believe Polycom is uniquely positioned to capture this significant market opportunity,” said Mr. Miller. “Polycom has unbelievable employee talent at all levels of the organization, an amazing customer base, and a strong array of strategic and channel partnerships. With the same passion, intensity, and efficiency that has already produced better than planned results, I look forward to leading Polycom to greater customer intimacy and a stronger profit model. I want to thank Bob for his many years of excellent leadership.”

“It has been an honor to have led such a talented group of directors, management members, and employees during my time at Polycom,” said Mr. Hagerty. “Andy is a perfect successor to lead Polycom through its next phase of growth. I am truly proud of what we have achieved thus far, and I believe Polycom has a tremendous opportunity in the exciting collaboration market.”

Mr. Miller has a 28-year proven track record in the video and networking industries. During his 11 years at Cisco, he held several senior leadership roles in Sales, Marketing, and Services. As CEO of Tandberg, another leading video solutions provider, he led the Company through a period of significant revenue and profit growth. Immediately prior to joining Polycom, he was global president of IPC Information Systems, a leading trading technology and network connectivity provider. Mr. Miller received his BS in Business Administration from the University of South Carolina. He is on the Board of Directors for BroadSoft, former chairperson for the Stanford Executive Education Program, and a former fellow at the Aspen Institute.

Mr. DeWalt joined the Polycom board of directors in November 2005 and is a technology industry veteran who currently serves as CEO and president of McAfee, Inc. Previously, Mr. DeWalt held various management positions at EMC, Oracle, and other leading software and technology companies.

Polycom will file a supplement to its proxy statement for its 2010 Annual Stockholders Meeting to reflect the above changes and that Mr. Hagerty is no longer a nominee for Polycom’s Board of Directors.

About Polycom

Polycom, Inc. (Nasdaq: PLCM) is the global leader in telepresence, video, and voice solutions and a visionary in communications that empower people to connect and collaborate everywhere. Please visit www.polycom.com for more information.

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding future events and the future performance of the Company, including statements regarding the Company as being uniquely positioned to capture future market opportunity and growth, and our objectives of greater customer intimacy and a stronger profit model in the future. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. Many of these risks and uncertainties are discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, and in other reports filed by Polycom with the SEC. Polycom disclaims any intent or obligations to update these forward-looking statements.

© 2010 Polycom, Inc. All rights reserved. POLYCOM®, the Polycom “Triangles” logo and the names and marks associated with Polycom’s products are trademarks and/or service marks of Polycom, Inc. and are registered and/or common law marks in the United States and various other countries. All other trademarks are property of their respective owners.

# # #